                      SHAREHOLDERS' AGREEMENT

     THIS AGREEMENT made the 22nd day of November, 1999

AMONG:
          GREG W. LORE, Businessman, with a residential address at #2409-9600 Southland Circle S.W., Calgary, Alberta, T2V 5AI (herein "Lore") Fax: (403) 282-3323
          OF THE FIRST PART

AND:
          TERRY BOOTH, Chartered Accountant, of 126 Riverview
          Circle, Cochrane, Alberta T0L OW4,
          (herein "Booth") Fax, (403) 282-3323
          OF THE SECOND PART

AND:
          AG-DIRECT.COM INC., an Alberta corporation with an address c/o Suite 2000 - 1055 28th Avenue N.W., Calgary, Alberta Canada T2M IE7
          (herein "the Company") Fax (403) 282-3323
          OF THE THIRD PART

AND:
          VERIDA INTERNET CORP., 50 California Street, Suite 1500, San Francisco, California 94111, USA
          (herein "Verida") Fax: (415) 464-8660
          OF THE FOURTH PART

     WHEREAS the parties have agreed to capitalize the Company on the terms hereinafter set forth and to bind themselves with respect to the ongoing development of the Company;

NOW THEREFORE TM AGREEMENT WITNESSETH:

1.  Company Capitalization.

     The parties have agreed that the initial capitalization of the Company shall be as a consequence of investments made as follows:

Shareholder Name         Consideration       Percentage of Shares
Verida                   US$800,000 cash     66 2/3%
Lore                     US$200,000 *        16 2/3%
Booth                    US$200,000 *        16 2/3%

* deemed value of the Licence. know-how, business model, industry goodwill and management team assembly

2.  Timing of Capitalization

     The parties agree the capitalization of the Company will be as follows:

     (a) Verida shall fund its capitalization requirements hereunder by payment of US$35,000 on execution hereof, US$25,000 on November 29, 1999 US$25,000 on December 10, 1999 and US$50,000 on the 10th day
of each month commencing January 10, 2000;

     (b) Lore and Booth represent that the Company holds a valid agreement with AgraLink pursuant to which AgraLink has agreed to grant them a licence (the "AgraLink Licence") for operating an internet grain exchange website on the terms attached as Schedule "A" hereto. The parties will use their respective best efforts to negotiate a definitive AgraLink License within 60 days of the date hereof;

     (c) The parties will use their best efforts to articulate the Company's first year objectives for which Lore and Booth shall assume responsibility as well as the marketing and technology services to be provided by Verida within 30 days of execution hereof;

     (d) If Verida elects to cease funding in accordance with the requirements of Subsection 2(a) after the AgraLink Licence has been entered into it shall retain the pro-rata number of shares it has funded but lose the right to further fund its commitment. Verida will not cease funding on less than 90 days prior notice to the Company. If the definitive AgraLink Licence is not entered into within 60 days of execution hereof then Verida shall be relieved of its requirement to further fund in accordance with Subsection 2(a) until the definitive AgraLink Licence is entered into but shall nevertheless retain its right to exclusively fund the Company.

3. Management, Voting.

Immediately on execution,

     (a) a Board of Director shall be appointed for the Company which shall comprise of the following persons:

          Lore, Booth, Bernhard Zinkhofer, Michael Hinshaw

(b) the officers of the Company shall be:

     Lore      President and Chief Executive Officer;
     Booth     Secretary and Chief Financial Officer;
     Hinshaw   Chairman of the Board.

     (c) the articles of the Company shall provide that the Chairman shall have a casting vote. The parties agree to vote their shares in the Company to elect and keep elected the foregoing persons in the offices aforesaid. In the event any of the designated parties is unwilling or unable to be appointed in the designated position, the party which was entitled to such appointment shall be entitled to nominate a replacement person who is eligible to be a director of the Company and the parties shall elect such person accordingly. Mr. Zinkhofer and Mr. Hinshaw will be designees of Verida and each of Lore and Booth shall have the right to one nominee director;

     (d) the Company shall operate under the trade name "Agriplace" and shall change its name accordingly on completion of Verida funding; and

     (e) Lore and Booth shall be generally responsible for day-to-day management including the hiring of additional employees and management as required.

4.  Pre-emptive Rights.

     It is agreed that for a period of two years from execution hereof, each of the shareholders shall be entitled to participate in any future allotments of shares of the Company pro-rata to such shareholders then prevailing shareholdings of the Company. Each shareholder shall have a period of seven (7) days from receiving notice of a proposed allotment of shares to indicate whether such shareholder desires to participate in the allotment and shall have a period of an additional fourteen (14) days in order to fund such allotment. In the event that the Company's board determines to allot shares for property or services, each shareholder shall have the right to pro-rata participate in such allotments for cash only unless all of the other shareholders otherwise agree. The parties acknowledge that the Company will need to raise a further $250,000 in seed capital in the first year and Lore and Booth may designate the purchasers of 1/3 of these shares which will be issued at not less than the cost of shares to Verida plus 10%.

5.   Employment Arrangements.

     (a) Lore and Booth shall enter into employment/confidentiality non-competition agreements with the Company for an initial term of twenty-four (24) months from execution hereof. The non-competition provisions of such agreements will be subject to Verida completing its funding commitment hereunder. The Agreements shall generally provide for monthly salary to Lore of Nine Thousand Dollars (CDN$9,000) per month in consideration of his full-time efforts. Booth shall be entitled to a salary of Six Thousand Dollars (CDN$6,000) per month for approximately three-quarter full-time efforts. These salaries will be reviewed annually by the board which shall award a bonus if the objectives of Subsection 3(c) are fully met; and

     (b) Approximately 10% Of the Company's outstanding Shares shall be made available for options at the direction of the Board with Booth and Lore having the right to designate the recipients of 1/3 of these options. All options will have vesting-over-time provisions and be exercisable at a price equal to the per-share price paid by Verida hereunder.

6.  Company Warranties

     The Company, Lore and Booth hereby jointly represent that the Company is a newly incorporated Alberta corporation which does not have any assets, liabilities, obligations or material contracts as of the date hereof and that it has all necessary corporate power and authority to enter into this Agreement. From the date of incorporation to the date hereof Lore has been the registered and beneficial owner of 100% of the outstanding shares of the Company. The Company's capital consists of one authorized common shares of which one common share is issued and outstanding as of the date hereof in the name of Lore.

7.  Verida Retainer

     Verida and the Company shall enter into an agreement pursuant to which Verida shall supply services to the Company as determined under Subsection 2(c) to a maximum of US$400,000 over 18 months from the date hereof. The services shall be at commercially standard and reasonable rates as to cost and quality. After January 10. 2000 such service shall be provided and invoiced at a rate not exceeding $20,000 per month for the first six months after execution hereof.

Lore and Booth shall commence operating the Company as day-to-day management with a view to achieving the goals more particularly described determined in Subsection 2(c). A dispute as to the cost or quality of Verida services will be referred to arbitration.

8.  Verida's Option

     The parties acknowledge that Verida will, upon completion of its cash funding requirements in Subsection 1, have assumed the greatest degree of financial risk amongst the parties and, accordingly, has a one time option to purchase one-half of each of Lore and Booth's shares in the Company in consideration of the total payment of US$50,000 for an 8.125% interest in the shares of the Company payable within 5 days of the first anniversary hereof. This option is only exercisable if the Company has failed to achieve Booth and Lore's Subsection 2(c) milestones in most material respects which circumstances will be determined by Verida, acting reasonably, in the two weeks before the first anniversary of the date of execution hereof. A dispute respecting such determination will be referred to arbitration.

9. General Provisions

     (a) The parties acknowledge that this is intended to be an interim (but binding) agreement between the parties to be superseded by a more comprehensive agreement concurrently with the entering into of the definitive AgraLink Licence. The parties agree to negotiate the final shareholders' agreement in good faith and to refer any disputes in arriving at same to binding arbitration by a single arbitrator appointed pursuant to the Commercial Arbitration Act of the Province of British Columbia with the location of the arbitration being Vancouver;

     (b) Lore and Booth agree that their rights under this Agreement are personal and may not be assigned to any other person without the consent of Verida which shall be in its sole discretion, Lore and Booth may transfer a portion of their shares hereunder to a person(s) who will be a principal(s) of the Company providing any transferee agrees in writing to be bound by the terms hereof applicable to such shares. This Agreement is deemed to have been made and shall be enforceable under the laws of the Province of British Columbia;

     (c) This Agreement may be executed in counterpart and by facsimile;

     (d) Notices shall be deemed to be effectively given when sent by facsimile to the facsimile numbers set forth on page 1 hereof;

     (e) The term of this agreement is for a two year period from the date hereof.

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date written on page one

/s/ Greg Lore
GREG LORE

/s/ Terry Booth
TERRY BOOTH

AG-DIRECT.COM, INC.

Per;  /s/ Greg W. Lore
Authorized Signatory

VERIDA INTERNET CO

Per: /s/ Bernhard Zinkhofer
Authorized Signatory